Exhibit 99.1

For Immediate Release Contact: Mary Ellen Fukuhara Starbucks Investor Relations (206) 318-4025

Starbucks Announces Record First Quarter Results
First Quarter Earnings Per Share of $0.27 Compared to $0.20 Per Share In First Quarter Of Fiscal 2003
Net Earnings Increase 41 Percent On 28 Percent Revenue Growth

SEATTLE; January 21, 2004 – Starbucks Corporation (Nasdaq: SBUX) today announced record revenues and earnings for its fiscal first quarter ended December 28, 2003.

For the 13 weeks ended December 28, 2003, consolidated net revenues increased 27.7 percent to $1.3 billion from $1.0 billion for the same period in fiscal 2003. Net earnings for the 13 weeks ended December 28, 2003, increased 41.4 percent to $110.8 million from $78.4 million for the same period in fiscal 2003. Diluted earnings were $0.27 per share for the 13 weeks ended December 28, 2003, compared to $0.20 per share for the comparable period in fiscal 2003.

“I am extremely pleased with our first quarter results. Our partners’ focused execution at all levels of the business resulted in the most successful first quarter in Starbucks history,” stated Orin Smith, president and ceo. “From a strong holiday promotion in our retail stores, to continued growth of our specialty and international operations, our performance sets a strong foundation for Starbucks fiscal year 2004.”

Consolidated Financial and Operating Summary

Company-operated retail revenues increased 27.2 percent to $1.1 billion for the 13 weeks ended December 28, 2003, from $849.5 million for the same period in fiscal 2003. The increase was primarily attributable to the opening of 670 new Company-operated retail stores in the last 12 months and comparable store sales growth of 10 percent for the quarter. The increase in comparable store sales was due almost entirely to an increase in the number of customer transactions.

Specialty revenues increased 30.3 percent to $200.7 million for the 13 weeks ended December 28, 2003, compared to $154.0 million for the same period in fiscal 2003. The increase was primarily due to a 34.9 percent growth in licensing revenues, which are derived from retail store licensing arrangements, grocery and warehouse club licensing, and certain other branded-product operations. The Company added 704 new licensed retail stores in the last 12 months. Additionally, the Company’s foodservice business contributed to the growth as a result of the acquisition of Seattle Coffee Company in the fiscal fourth quarter of 2003 and the addition of new Starbucks foodservice accounts.

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Cost of sales and related occupancy costs were 41.4 percent of total net revenues for the 13 weeks ended December 28, 2003, compared to 41.8 percent for the corresponding period of fiscal 2003. This decrease was primarily due to efficiencies gained in the Company’s international supply chain operations and leverage gained on fixed occupancy costs distributed over an expanded revenue base, partially offset by a shift in sales mix toward lower margin products.

Store operating expenses as a percentage of Company-operated retail revenues decreased to 37.6 percent for the 13 weeks ended December 28, 2003, from 37.7 percent for the corresponding period of fiscal 2003. This decrease was primarily due to leverage gained on fixed expenditures spread over an expanded revenue base, partially offset by higher holiday marketing expenditures.

Other operating expenses (expenses associated with the Company’s specialty operations) increased to 22.0 percent of total specialty revenues for the 13 weeks ended December 28, 2003, compared to 20.5 percent in the corresponding period of fiscal 2003, primarily attributable to expanding the foodservice distribution network and maintaining new and existing customer accounts.

Depreciation and amortization expenses increased to $65.9 million for the 13 weeks ended December 28, 2003, compared to $57.4 million for the corresponding period of fiscal 2003. The increase was primarily due to the opening of 670 Company-operated retail stores and the refurbishment of existing Company-operated retail stores. As a percentage of total net revenues, depreciation and amortization decreased to 5.1 percent for the 13 weeks ended December 28, 2003, from 5.7 percent for the same period in fiscal 2003.

General and administrative expenses increased to $69.6 million for the 13 weeks ended December 28, 2003, compared to $60.9 million for the corresponding period of fiscal 2003. The increase was primarily due to higher payroll-related expenditures. However, as a percentage of total net revenues, general and administrative expenses decreased to 5.4 percent for the 13 weeks ended December 28, 2003, from 6.1 percent for the same period in fiscal 2003.

Income from equity investees increased $3.8 million to $10.4 million for the 13 weeks ended December 28, 2003, from $6.6 million for the same period in fiscal 2003. The increase was primarily due to new licensed retail store openings, improved operating results in several international markets, and the July 2003 increase in the Company’s ownership interest from 5 percent to 50 percent for the Taiwan and Shanghai licensed operations.

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Operating income increased 45.3 percent to $175.5 million for the 13 weeks ended December 28, 2003, compared to $120.8 million for the same period in fiscal 2003. Operating margin increased to 13.7 percent of total net revenues in the 13 weeks ended December 28, 2003, compared to 12.0 percent in the corresponding period of fiscal 2003, primarily due to the leverage gained in most operating expense line items from strong revenue growth.

Interest and other income decreased to $3.2 million for the 13 weeks ended December 28, 2003, from $4.5 million in the corresponding period of fiscal 2003, primarily due to lower foreign currency exchange gains in the first quarter of fiscal 2004 related to the Company’s application of the spot-to-spot method for net investment hedges, and a small loss this year compared to a small gain last year related to transactions based in currencies other than the United States dollar.

Fiscal 2004 Targets

The Company also provided updated fiscal 2004 targets:

•	Starbucks plans to open approximately 1,300 new stores on a global basis for fiscal 2004. The components of the Company’s store opening targets have been adjusted to reflect the Company’s new operating segments as defined in its recent Form 10-K filing. Accordingly, in the United States the Company plans to open approximately 525 new Company-operated locations and 350 licensed locations. Internationally, including Canada, the Company plans to open approximately 100 locations in Company-operated markets and 325 locations in licensed markets.

•	Starbucks continues to target total revenue growth of approximately 20 percent for its business. However, based on the above-target growth during the first quarter, as well as the 53rd week of sales that will be recorded in the fourth quarter, the Company now expects full year fiscal 2004 revenue growth of approximately 25 percent. The Company continues to target comparable store sales growth in the range of three to seven percent, with monthly anomalies for the remainder of the year. January comparable store sales growth is expected to be above the Company’s target in part due to the record level of Starbucks Card activations over the holiday season, which many customers are redeeming in January. It is also important to note, that while recent results have been higher and near-term future results may exceed these goals, the Company continues to believe approximately 20 percent revenue growth and three to seven percent comparable store sales growth is the right level for longer-term expectations.

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•	The Company continues to target full year operating income margin improvement in fiscal year 2004 in three areas: 1) leverage on fixed occupancy costs; 2) improved efficiencies in Starbucks supply chain operations and; 3) moderately lower other operating expense as a percentage of specialty revenues as the Company leverages the infrastructure of its non-retail channels.

•	In the Company’s December revenue release, Starbucks raised its full year earnings per share target to $0.84 to $0.87 for fiscal 2004, up from its original fiscal 2004 earnings target range of $0.83 to $0.85 per share. As a result of the Company’s stronger than expected first quarter, Starbucks today narrowed its full year fiscal 2004 earnings per share target to $0.86 to $0.87, or 28 to 30 percent growth versus fiscal 2003. Both the new target and the previous target ranges include an approximately $0.02 per share benefit from a 53rd week in fiscal 2004. The entire benefit from the 53rd week will occur in the fourth quarter of 2004. On a quarterly basis, the Company continues to expect year-over-year earnings per share growth of approximately 20 percent in the second and third quarters of 2004, and approximately 40 percent in the fourth quarter of 2004.

In addition, Starbucks is continuing to target an effective tax rate of 38.0 percent for fiscal 2004. The Company continues to plan for capital expenditures to be in the range of $450 to $475 million.

Based on the strength of the Company’s core business as reflected in its first quarter results, Starbucks believes it is well-positioned to aggressively pursue its goals of approximately 20 percent revenue growth and 20 to 25 percent earnings per share growth over the next three to five years.

Starbucks will be holding a conference call today at 1:30 p.m. Pacific time, which will be hosted by Howard Schultz, chairman and chief global strategist, Orin Smith, president and chief executive officer, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available from approximately 4:30 p.m. Pacific time today through 4:30 p.m. Pacific time on January 28, 2004, by calling 1-800-642-1687, reservation number 4807831, or by accessing it via the Company’s web site at http://www.starbucks.com/aboutus/investor.asp.

The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications, and should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 23, 2003, for additional information regarding reclassifications within operating expenses.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended

	December 28,	December 29,	%	December 28,	December 29,
	2003	2002	Change	2003	2002

	(in thousands, except per share data)
				As a % of total net revenues
				(unless otherwise indicated)

Net revenues:
Company-operated retail	$1,080,495	$849,486	27.2%	84.3%	84.7%
Specialty:
Licensing	133,499	98,972	34.9%	10.4%	9.9%
Foodservice and other	67,197	55,068	22.0%	5.3%	5.4%

Total specialty	200,696	154,040	30.3%	15.7%	15.3%

Total net revenues	1,281,191	1,003,526	27.7%	100.0%	100.0%
Cost of sales and related occupancy costs	530,371	419,161		41.4%	41.8%
Store operating expenses	406,100	320,287		(a)37.6%	(a)37.7%
Other operating expenses	44,198	31,516		(b)22.0%	(b)20.5%
Depreciation and amortization expenses	65,863	57,385		5.1%	5.7%
General and administrative expenses	69,551	60,943		5.4%	6.1%
Income from equity investees	10,412	6,601		0.8%	0.7%

Operating income	175,520	120,835	45.3%	13.7%	12.0%
Interest and other income, net	3,208	4,496		0.3%	0.4%

Earnings before income taxes	178,728	125,331		14.0%	12.4%
Income taxes(c)	67,917	46,968		5.3%	4.6%

Net earnings	$110,811	$78,363	41.4%	8.6%	7.8%

Net earnings per common share - diluted	$0.27	$0.20

Weighted average shares outstanding - diluted	407,645	399,218

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates for the 13 weeks ended December 28, 2003, and the 13 weeks ended December 29, 2002, was 38.0 percent and 37.5 percent for the respective periods.

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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 28,	September 28,
	2003	2003

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$448,676	$200,907
Short-term investments - Available-for-sale securities	190,329	128,905
Short-term investments - Trading securities	26,388	20,199
Accounts receivable, net of allowances of $4,333 and $4,809, respectively	122,072	114,448
Inventories	305,529	342,944
Prepaid expenses and other current assets	59,825	55,173
Deferred income taxes, net	71,528	61,453

Total current assets	1,224,347	924,029
Long-term investments – Available-for-sale securities	178,867	136,159
Equity and other investments	150,462	144,257
Property, plant and equipment, net	1,377,716	1,384,902
Other assets	53,071	52,113
Other intangible assets	25,270	24,942
Goodwill	63,374	63,344

TOTAL ASSETS	$3,073,107	$2,729,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$144,748	$168,984
Accrued compensation and related costs	154,962	152,608
Accrued occupancy costs	58,377	56,179
Accrued taxes	113,891	54,934
Other accrued expenses	167,239	101,800
Deferred revenue	146,151	73,476
Current portion of long-term debt	725	722

Total current liabilities	786,093	608,703
Deferred income taxes, net	33,873	33,217
Long-term debt	4,171	4,354
Other long-term liabilities	2,533	1,045
Shareholders’ equity:
Common stock and additional paid-in capital - Authorized, 600,000,000 shares; issued and outstanding, 395,701,806 and 393,692,536 shares, respectively, (includes 1,697,100 common stock units in both periods)	999,217	959,103
Other additional paid-in-capital	39,393	39,393
Retained earnings	1,180,494	1,069,683
Accumulated other comprehensive income	27,333	14,248

Total shareholders’ equity	2,246,437	2,082,427

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,073,107	$2,729,746

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	13 Weeks Ended

	December 28, 2003	December 29, 2002

OPERATING ACTIVITIES:
Net earnings	$110,811	$78,363
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	72,028	61,562
Provision for impairments and asset disposals	2,176	(1,761)
Deferred income taxes, net	(6,861)	(1,649)
Equity in income of investees	(3,748)	(2,865)
Tax benefit from exercise of non-qualified stock options	9,439	4,274
Net amortization of premium on securities	1,831	1,138
Cash provided/(used) by changes in operating assets and liabilities:
Accounts receivable	(7,425)	(13,661)
Inventories	39,450	53,407
Accounts payable	(25,835)	(12,439)
Accrued taxes	58,456	24,940
Deferred revenue	72,545	49,442
Other accrued expenses	54,348	1,633
Other operating assets and liabilities	(1,682)	(8,636)

Net cash provided by operating activities	375,533	233,748
INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(138,022)	(60,489)
Maturity of available-for-sale securities	17,060	45,270
Sale of available-for-sale securities	14,585	40,094
Net additions to equity, other investments and other assets	(4,395)	(2,240)
Distributions from equity investees	5,085	6,976
Net additions to property, plant and equipment	(55,547)	(93,751)

Net cash used by investing activities	(161,234)	(64,140)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock	30,675	11,789
Principal payments on long-term debt	(180)	(176)
Repurchase of common stock	—	(29,936)

Net cash provided/(used) by financing activities	30,495	(18,323)
Effect of exchange rate changes on cash and cash equivalents	2,975	499

Net increase in cash and cash equivalents	247,769	151,784
CASH AND CASH EQUIVALENTS:
Beginning of period	200,907	99,677

End of the period	$448,676	$251,461

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$51	$37
Income taxes	$14,858	$21,663

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Segment Results

Segment information is prepared consistent with the basis on which the Company’s management internally reviews financial information for operational decision making purposes, which correlates to two distinct operating segments: United States and International.

United States

United States operations (“United States”) sell coffee and other beverages, whole bean coffees, complementary food, coffee brewing equipment and merchandise through Company-operated retail stores. Specialty operations within the United States include: retail store and other licensing operations, foodservice accounts and other initiatives related to the Company’s core businesses.

International

International operations (“International”) sell coffee and other beverages, whole bean coffees, complementary food, coffee brewing equipment and merchandise through Company-operated retail stores in Canada, the United Kingdom, Thailand and Australia, as well as through retail store licensing operations and foodservice accounts in these and 27 other countries. Because International operations are in an early phase of development and have country-specific regulatory requirements, they require a more extensive administrative support organization, compared to the United States, to provide resources and respond to business needs.

Unallocated Corporate

Unallocated corporate expenses pertain to certain functions, such as executive management, administration, tax, treasury, and information technology infrastructure, and include related depreciation and amortization expenses.

Historical annual and quarterly financial data for the United States and International operating segments as well as the statements of earnings reclassifications for fiscal years 2002 and 2003 will be posted on the Investor Relations page at http://www.starbucks.com by February 2004.

The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods indicated:

(unaudited, in thousands)

			Unallocated
13 weeks ended	United States	International	corporate	Total

December 28, 2003
Total net revenues	$1,090,617	$190,574	$—	$1,281,191
Operating income	216,686	10,987	(52,153)	175,520
Operating income as a percentage of related revenues	19.9%	5.8%	—	13.7%

December 29, 2002
Total net revenues	$859,438	$144,088	$—	$1,003,526
Operating income	170,122	(1,423)	(47,864)	120,835
Operating income as a percentage of related revenues	19.8%	(1.0%)	—	12.0%

United States

United States total net revenues increased by $231.2 million, or 26.9 percent, to $1.1 billion for the 13 weeks ended December 28, 2003, compared to $859.4 million for the corresponding period of fiscal 2003. United States Company-operated retail revenues increased by $189.1 million, or 25.7 percent, to $924.5 million for the 13 weeks ended December 28, 2003, compared to $735.4 million for the corresponding period of fiscal 2003, primarily due to the opening of 563 new Company-operated retail stores in the last 12 months and comparable store sales growth of 11 percent for the quarter. The increase in comparable store sales was almost entirely due to an increase in the number of customer transactions. Total United States specialty revenues increased $42.1 million, or 33.9 percent, to $166.1 million for the 13 weeks ended December 28, 2003, compared to $124.0 million in the corresponding period of fiscal 2003. The increase was primarily due to growth in the foodservice and grocery businesses as a result of the acquisition of Seattle Coffee Company in the fiscal fourth quarter of 2003, as well as the opening of 428 licensed retail stores in the last 12 months.

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United States operating income increased by 27.4 percent to $216.7 million for the 13 weeks ended December 28, 2003 from $170.1 million for the same period in fiscal 2003. Operating margin increased to 19.9 percent of related revenues from 19.8 percent in the corresponding period of fiscal 2003, primarily due to leverage gained on fixed operating costs spread over an expanded revenue base, partially offset by higher expenditures to support the Company’s expansion of its specialty operations and higher dairy costs.

International

International total net revenues increased by $46.5 million, or 32.3 percent, to $190.6 million for the 13 weeks ended December 28, 2003, compared to $144.1 million for the corresponding period of fiscal 2003. International Company-operated retail revenues increased by $41.9 million, or 36.8 percent, to $156.0 million for the 13 weeks ended December 28, 2003, compared to $114.0 million for the corresponding period for fiscal 2003, primarily due to the opening of 107 new Company-operated retail stores in the last 12 months and comparable store sales growth of seven percent for the quarter. The increase in comparable store sales resulted from a five percent increase in the number of customer transactions coupled with a two percent increase in the average value per transaction. Total international specialty revenues increased $4.6 million, or 15.2 percent, to $34.6 million for the 13 weeks ended December 28, 2003, compared to $30.1 million in the corresponding period of fiscal 2003. The increase was primarily due to the opening of 276 licensed retail stores in the last 12 months, partially offset by proportionate eliminations of sales to equity investees, in which the Company increased its ownership interests in late fiscal 2003.

International operating income increased to $11.0 million for the 13 weeks ended December 28, 2003, from ($1.4) million in the corresponding period of fiscal 2003. Operating margin increased to 5.8 percent of related revenues from (1.0) percent in the corresponding period of fiscal 2003, primarily due to leverage gained on fixed costs spread over an expanded revenue base, increased earnings generated by equity investees and efficiencies gained in the Company’s international supply chain operations. Excluding Canadian operations, operating income increased to $1.3 million for the 13 weeks ended December 28, 2003, compared to an operating loss of ($7.8) million in the corresponding period of fiscal 2003.

Store Data

The Company’s store data for the periods presented are as follows:

	Net stores opened during the
	13-week period ended
			Stores open as of
	December 28,	December 29,	December 28,
	2003	2002	2003

United States:
Company-operated Stores	100	107	3,879
Licensed Stores	110	71	1,532

	210	178	5,411
International: (1)
Company-operated Stores	37	26	804
Licensed Stores	95	103	1,352

	132	129	2,156

Total	342	307	7,567

(1)	Note that international store counts now include Canadian locations.

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Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world, with more than 7,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot™ coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative premium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s revenue and expense growth, capital expenditures, effective tax rate, net earnings and earnings per share results, are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies, ramifications from the war on terrorism, or other international events or developments, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 28, 2003.

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